Exhibit 99.1

Breitling Energy’s Update on Second Permian Well

Dallas, Texas – October 2, 2014 - Breitling Energy Corporation (OTCBB: BECC) (the “Company”) continues moving forward with the upcoming completion of its second Permian Basin well, the Hoppe "63" #1 in Sterling County, Texas. The well reached a total depth of approximately 8600 feet in the Lower Strawn on September 24, 2014 and was logged on the following day. Physical hydrocarbon shows and oil indicators on the logs were present in multiple formations, including the Middle Wolfcamp Lime, the Albaugh Lime, the Triple "M" Lime, Credo Lime, Cisco sands, Canyon "B" and "C" sands, the Cline sandy shale and finally in the Strawn Lime.

Quantitatively and by samples, we have determined the potential presence of oil in at least nine different formations. The Company plans a minimum 5 stage frac job starting on or around October 31, 2014.

Chris Faulkner, Breitling’s CEO said “We’re pleased with the initial overall developments in our Permian acreage to date and are continuing to execute our business plan of growth through the drill bit and development in the area. Faulkner added, “These initial showings in the Hoppe 63 are very promising and we plan to continue to develop our Permian acreage.”

ABOUT BREITLING ENERGY

Breitling Energy Corporation is a growing U.S. energy company based in Dallas engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating royalty interests. Breitling’s oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release regarding future expectations, access to public capital markets, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's periodic reports and other documents filed with the Securities and Exchange Commission (“SEC”). Actual results may vary materially.

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and other risks and uncertainties set forth in Company's periodic reports and other documents filed with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

MEDIA CONTACT: Thomas Miller, VP Communications, 214.716.2036

INVESTOR RELATIONS CONTACT: Gilbert Steedley, Breitling Energy, 214.716.2060

SOURCE Breitling Energy Corporation